As filed with the Securities and Exchange             1933 Act File No. 2-63825
Commission December 28, 1995                          1940 Act File No. 811-2913

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                      [X]
                         Post-Effective Amendment No. 22

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940              [X]
                                Amendment No. 22

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                             RCM CAPITAL FUNDS, INC.
                       Four Embarcadero Center, Suite 3000
                         San Francisco, California 94111
                                 (415) 954-5400
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            Anthony Ain, Vice President, General Counsel & Secretary
                             RCM CAPITAL FUNDS, INC.
                       Four Embarcadero Center, Suite 3000
                         San Francisco, California 94111
                                 (415) 954-5400

                     (Name and Address of Agent for Service

                                    Copy to:
                                 Michael Glazer
                        Paul, Hastings, Janofsky & Walker
                             555 South Flower Street
                          Los Angeles, California 90071

               The Registrant has filed a declaration pursuant to
              Rule 24f-2 registering an indefinite number of shares
             under the Securities Act of 1933.  On February 28, 1995
  the Registrant filed its 24f-2 Notice for its fiscal year December 31, 1994.
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             It is proposed that this filing will become effective:

             [X]   Immediately upon filing pursuant to paragraph (b) of Rule 485
             [ ]   On ______________________pursuant to paragraph (b)
             [ ]   60 days after filing pursuant to paragraph (a)(1) of Rule 485
             [ ]   On ______________________pursuant to paragraph (a)(1)
             [ ]   75 days after filing pursuant to paragraph (a)(2) of Rule 485
             [ ]   On ______________________pursuant to paragraph (a)(2)

                         CALCULATION OF REGISTRATION FEE


                                         Proposed            Proposed
Title of            Amount of            Maximum             Maximum
Securities          Shares               Offering            Aggregate        Amount of
Being               Being                Price Per           Offering         Registration
Registered          Registered           Share               Price*           Fee**
-------------       ------------         -----------         ---------------  --------------

Shares of           4,941,215.37         $112.11             $553,959,654.93  $ 100.00
Capital Stock,
Par Value $ .10
per share


Pursuant to Rule 457(d) under the Securities Act of 1933, the fee for the shares to be registered by this filing has been computed on the basis of the maximum public offering price in effect on December 18,1995.






----------------------------
*Calculation of the Proposed Maximum Aggregate Offering Price has been make pursuant to Rule 24e-2 under the Investment Company Act of 1940. During its fiscal year ended December 31, 1994, Registrant redeemed or repurchased 4,929,879.65 shares, of which 387,052.88 shares were used during its current fiscal year for a reduction pursuant to paragraph (c) of Rule 24f-2 under the Investment Company Act of 1940. Registrant is using this post-effective amendment to utilize the balance of such redeemed shares for a reduction during its current fiscal year pursuant to Rule 24e-2. During its current fiscal year Registrant has filed no other post-effective amendments for the purpose of utilizing a reduction pursuant to paragraph (a) of Rule 24e-2.

**The registration fee is equal to the Proposed Maximum Aggregate Offering Price ($553,959,654.93) less the dollar amount of unused redemptions for the fiscal year ended December 31, 1994 ($909,981,202.26), multiplied by 1/50%, which results in the minimum registration fee of $100.00.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, RCM Capital Funds, Inc. certifies that it meets all of the requirements for effectiveness of this Post-effective Amendment No. 22 to the Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Post-effective Amendment No. 22 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 28, 1995.

                                             RCM CAPITAL FUNDS, INC.


                                             By:        /s/William L. Price
                                                --------------------------------
                                                           William L. Price
                                                      Chairman of the Board and
                                                             President

          Each person whose signature appears below hereby authorizes William L. Price, Claude N. Rosenberg, Jr., Michael J. Apatoff, Susan C. Gause, and Anthony Ain or any of them, as attorney-in-fact, to sign on his/her behalf, individually and in each capacity stated below, any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

          Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 22 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

            SIGNATURE                        TITLE                    DATE

(1)  Principal Executive Officer      Chairman of the Board    December 28, 1995
                                          and President


     /s/ William L. Price
     ----------------------------
      William L. Price

(2)  Principal Financial Officer          Treasurer            December 28, 1995


     /s/ Susan C. Gause*
     -----------------------------
     Susan C. Gause

----------------------------
*By William L. Price, pursuant to Power of Attorney filed with the Securities and Exchange Commission with Registrant's Registration Statement on Post-Effective Amendment no. 19 on March 8, 1995.

            SIGNATURE                        TITLE                    DATE

(3)  Principal Accounting Officer       Vice President      December 28, 1995

     /s/ Caroline M. Hirst*
     ----------------------------
     Caroline M. Hirst

(4)  Directors

     /s/ Claude N. Rosenberg, Jr.*                          December 28, 1995
     -----------------------------
     Claude N. Rosenberg, Jr.

     /s/ John D. Leland, Jr.*                               December 28, 1995
     ------------------------------
     John D. Leland, Jr.

     /s/ John A. Kriewall*                                  December 28, 1995
     ------------------------------
     John A. Kriewall

     /s/ G. Nicholas Farwell*                               December 28, 1995
     ------------------------------
     G. Nicholas Farwell

     /s/ Michael J. Apatoff*                                December 28, 1995
     ------------------------------
     Michael J. Apatoff

     /s/ Kenneth B. Weeman, Jr.,*                           December 28, 1995
     ------------------------------
     Kenneth B. Weeman, Jr.

     /s/ Kenneth E. Scott*                                  December 28, 1995
     ------------------------------
     Kenneth E. Scott

By:  /s/ William L. Price                                   December 28, 1995
     ------------------------------
     William L. Price
     as Attorney-in-Fact